UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2021

NeuBase Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35963	46-5622433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Technology Drive, Pittsburgh, PA	15219
(Address of Principal Executive Offices)	(Zip Code)

(646) 450-1790
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NBSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2021, the Board of Directors (the “Board”) of NeuBase Therapeutics, Inc. (the “Company”) appointed Gerald (Gerry) J. McDougall to the Board as a Class II director of the Company. Mr. McDougall was appointed as a member of the Board’s Nominating and Corporate Governance Committee and the Board’s Compensation Committee.

Mr. McDougall is a retired Senior Partner in PricewaterhouseCoopers’s Health Sciences Practice, where he provided services for over 25 years to academic medical centers, bioscience companies, pharmaceutical companies, research universities, colleges, health systems and other research organizations. In this role, he linked scientific breakthroughs to clinical applications for the benefit of patients and society in many parts of healthcare (especially cancer and precision medicine) and drew on deep, trusted, long-standing relationships with leading scientists, entrepreneurs, academics industry groups and philanthropists. Mr. McDougall’s experience includes a broad range of research business and compliance services, including strategic and business planning, financial analysis, research compliance, clinical research operations improvement, and information systems implementation services. In addition, his experience includes support services to the entire research continuum, from grant-funded basic science research, to translational research and clinical trials, including a dedicated group focusing on Clinical Research Consulting services and Global oncology. Mr. McDougall has been involved in numerous volunteer and trade organizations throughout his career, including as a board member of the Infectious Disease Research Institute (IDRI), as a board member of the Multiple Myeloma Research Foundation (MMRF) and most recently as a board member of the American Society of Clinical Oncology (ASCO). Mr. McDougall received a Bachelor’s degree in business from Northeastern University.

In accordance with the Company’s outside director compensation policy (the “Director Compensation Policy”) and in connection with Mr. McDougall’s appointment to the Board, on May 11, 2021, Mr. McDougall was granted a stock option to purchase 92,219 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. 25% of the option will vest on the one-year anniversary of the grant date, and the remaining portion of the option will vest on an equal monthly basis over the following 36 months, subject to Mr. McDougall’s continuous service through such date and subject to acceleration as described in the Director Compensation Policy.

As a non-employee director of the Company, Mr. McDougall will also be entitled to receive cash compensation for his service on the Board and any committees on which he serves, as well as (beginning on the first business day following the Company’s 2021 annual meeting of stockholders) an annual stock option award, in each case in accordance with the terms of the Director Compensation Policy. The full text of the Director Compensation Policy was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2020 and is incorporated by reference herein.

The Company also entered into an indemnity agreement with Mr. McDougall in the same form as its standard form of indemnification agreement with its other directors.

There are no family relationships between Mr. McDougall and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. McDougall has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On May 12, 2021, the Company issued a press release announcing the appointment of Mr. McDougall to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 12, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBASE THERAPEUTICS, INC. (Registrant)

Date: May 12, 2021	By:	/s/ Sam Backenroth
Sam Backenroth
Chief Financial Officer